Exhibit 5.1

January 4, 2002

Board of Directors
WF Deferred Compensation Holdings, Inc.
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

    In connection with the proposed registration under the Securities Act of 1933, as amended, of $20,000,000 of deferred compensation obligations (the "Obligations") of WF Deferred Compensation Holdings, Inc., a Delaware corporation (the "Plan Sponsor"), issuable under the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (the "Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-3 to be filed with the Securities and Exchange Commission relating to the Obligations (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

  1.
  The Plan Sponsor is a corporation duly organized and existing under the laws of the state of Delaware.

  2.
  The Obligations, when issued in accordance with the terms of the Plan, will be binding obligations of the Plan Sponsor enforceable against the Plan Sponsor in accordance with their terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ ROBERT J. KAUKOL Robert J. Kaukol Senior Counsel Wells Fargo & Company